UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

DOR BioPharma, Inc.

(Name of Issuer)

Common Stock, Par Value $0.001

(Title of Class of Securities)

258094101

(CUSIP Number)

January 3, 2007

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant
to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Paolo Cavazza
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Italy
	5.	Sole Voting Power 1,546,870
Number of Shares Beneficially	6.	Shared Voting Power 4,065,041
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 1,546,870
	8.	Shared Dispositive Power 4,065,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,611,911
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.
Percent of Class Represented by Amount in Row (9)

7.70% (based on 72,843,442 Ordinary Shares, equal to 68,778,401 Ordinary Shares outstanding as of November 3, 2006, as reported in the Issuer's Proxy Statement filed with the Securities and Exchange Commission December 12, 2006 plus the 4,065,041 shares issued by the Issuer pursuant to the transaction with Sigma-Tau Pharmaceuticals, Inc. reported in the Issuer's Form 8-K filed with the Securities and Exchange Commission January 4, 2007)

12.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Claudio Cavazza
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Italy
	5.	Sole Voting Power 0
Number of Shares Beneficially	6.	Shared Voting Power 4,065,041
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,065,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,065,041
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.
Percent of Class Represented by Amount in Row (9)

5.58% (based on 72,843,442 Ordinary Shares, equal to 68,778,401 Ordinary Shares outstanding as of November 3, 2006, as reported in the Issuer's Proxy Statement filed with the Securities and Exchange Commission December 12, 2006 plus the 4,065,041 shares issued by the Issuer pursuant to the transaction with Sigma-Tau Pharmaceuticals, Inc. reported in the Issuer's Form 8-K filed with the Securities and Exchange Commission January 4, 2007)

12.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Sigma-Tau Finanzaria S.p.A.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Italy
	5.	Sole Voting Power 4,065,041
Number of Shares Beneficially	6.	Shared Voting Power 0
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 4,065,041
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,065,041
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.
Percent of Class Represented by Amount in Row (9)

5.58% (based on 72,843,442 Ordinary Shares, equal to 68,778,401 Ordinary Shares outstanding as of November 3, 2006, as reported in the Issuer's Proxy Statement filed with the Securities and Exchange Commission December 12, 2006 plus the 4,065,041 shares issued by the Issuer pursuant to the transaction with Sigma-Tau Pharmaceuticals, Inc. reported in the Issuer's Form 8-K filed with the Securities and Exchange Commission January 4, 2007)

12.	Type of Reporting Person (See Instructions) CO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Sigma-Tau International S.A.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Luxembourg
	5.	Sole Voting Power 4,065,041
Number of Shares Beneficially	6.	Shared Voting Power 0
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 4,065,041
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,065,041
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.
Percent of Class Represented by Amount in Row (9)

5.58% (based on 72,843,442 Ordinary Shares, equal to 68,778,401 Ordinary Shares outstanding as of November 3, 2006 as reported in the Issuer's Proxy Statement filed with the Securities and Exchange Commission December 12, 2006 plus the 4,065,041 shares issued by the Issuer pursuant to the transaction with Sigma-Tau Pharmaceuticals, Inc. reported in the Issuer's Form 8-K filed with the Securities and Exchange Commission January 4, 2007)

12.	Type of Reporting Person (See Instructions) CO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Sigma-Tau America S.A.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Luxembourg
	5.	Sole Voting Power 4,065,041
Number of Shares Beneficially	6.	Shared Voting Power 0
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 4,065,041
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,065,041
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.
Percent of Class Represented by Amount in Row (9)

5.58% (based on 72,843,442 Ordinary Shares, equal to 68,778,401 Ordinary Shares outstanding as of November 3, 2006, as reported in the Issuer's Proxy Statement filed with the Securities and Exchange Commission December 12, 2006 plus the 4,065,041 shares issued by the Issuer pursuant to the transaction with Sigma-Tau Pharmaceuticals, Inc. reported in the Issuer's Form 8-K filed with the Securities and Exchange Commission January 4, 2007)

12.	Type of Reporting Person (See Instructions) CO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Sigma-Tau Holding America, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Nevada
	5.	Sole Voting Power 4,065,041
Number of Shares Beneficially	6.	Shared Voting Power 0
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 4,065,041
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,065,041
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.
Percent of Class Represented by Amount in Row (9)

5.58% (based on 72,843,442 Ordinary Shares, equal to 68,778,401 Ordinary Shares outstanding as of November 3, 2006, as reported in the Issuer's Proxy Statement filed with the Securities and Exchange Commission December 12, 2006 plus the 4,065,041 shares issued by the Issuer pursuant to the transaction with Sigma-Tau Pharmaceuticals, Inc. reported in the Issuer's Form 8-K filed with the Securities and Exchange Commission January 4, 2007)

12.	Type of Reporting Person (See Instructions) CO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Sigma-Tau Pharmaceuticals, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
	5.	Sole Voting Power 4,065,041
Number of Shares Beneficially	6.	Shared Voting Power 0
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 4,065,041
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,065,041
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.
Percent of Class Represented by Amount in Row (9)

5.58% (based on 72,843,442 Ordinary Shares, equal to 68,778,401 Ordinary Shares outstanding as of November 3, 2006, as reported in the Issuer's Proxy Statement filed with the Securities and Exchange Commission December 12, 2006 plus the 4,065,041 shares issued by the Issuer pursuant to the transaction with Sigma-Tau Pharmaceuticals, Inc. reported in the Issuer's Form 8-K filed with the Securities and Exchange Commission January 4, 2007)

12.	Type of Reporting Person (See Instructions) CO

Item 1(a).     Name of Issuer:
DOR BioPharma, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

1101 Brickell Avenue, Suite 701-S, Miami FL 33131

Item 2(a).     Name of Person Filing:
This statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons")

(i)  Paolo Cavazza
(ii) Claudio Cavazza
(iii) Sigma-Tau Finanziaria S.p.A. ("Sigma-Tau")
(iv) Sigma-Tau International S.A.
(v)  Sigma-Tau America S.A.
(vi) Sigma-Tau Holding America, Inc.
(vii) Sigma-Tau Pharmaceuticals, Inc.

Item 2(b).     Address of Principal Business Office:

(i)
Paolo Cavazza
Via Tesserete 10
Lugano, Switzerland

(ii)
Claudio Cavazza
Via Sudafrica, 20
Rome, Italy 00144

(iii)
Sigma-Tau
Via Sudafrica, 20
Rome, Italy 00144

(iv)
Sigma-Tau International S.A.
19-21 Boulevard du Prince Henri
L-1724 Luxembourg

(v)
Sigma-Tau America S.A.
19-21 Boulevard du Prince Henri
L-1724 Luxembourg

(vi)
Sigma-Tau Holding America, Inc.
800 South Frederick Avenue, Suite 300
Gaithersburg, Maryland 20877
USA

(vii)
Sigma-Tau Pharmaceuticals, Inc.
800 South Frederick Avenue, Suite 300
Gaithersburg, Maryland 20877
USA

Item 2(c).     Citizenship:

(i)  Paolo Cavazza is an Italian citizen.
(ii)  Claudio Cavazza is an Italian citizen.
(iii) Sigma-Tau is an Italian corporation.
(iv) Sigma-Tau International S.A. is a Luxembourg corporation.
(v) Sigma-Tau America S.A. is a Luxembourg corporation.
(vi) Sigma-Tau Holding America, Inc. is a Nevada corporation
(vii) Sigma-Tau Pharmaceuticals, Inc. is a New Jersey corporation.

Item 2(d).     Title of Class of Securities:

Common Stock, par value $0.001 (the "Shares")

Item 2(e).     CUSIP Number:

258094101

Item 3.     If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

This Item 3 is not applicable

Item 4. Ownership:

Paolo Cavazza

(a)	Amount beneficially owned:	5,611,911

(b)	Percent of class:	7.70%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	1,546,870
(ii)	shared power to vote or to direct the vote:	4,065,041
(iii)	sole power to dispose or to direct the disposition of:	1,546,870
(iv)	shared power to dispose or to direct the disposition of:	4,065,041

Claudio Cavazza

(a)	Amount beneficially owned:	4,065,041

(b)	Percent of class:	5.58%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	0
(ii)	shared power to vote or to direct the vote:	4,065,041
(iii)	sole power to dispose or to direct the disposition of:	0
(iv)	shared power to dispose or to direct the disposition of:	4,065,041

Sigma Tau

(a)	Amount beneficially owned:	4,065,041

(b)	Percent of class:	5.58%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	4,065,041
(ii)	shared power to vote or to direct the vote:	0
(iii)	sole power to dispose or to direct the disposition of:	4,065,041
(iv)	shared power to dispose or to direct the disposition of:	0

Sigma-Tau International S.A.

(a)	Amount beneficially owned:	4,065,041

(b)	Percent of class:	5.58%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	4,065,041
(ii)	shared power to vote or to direct the vote:	0
(iii)	sole power to dispose or to direct the disposition of:	4,065,041
(iv)	shared power to dispose or to direct the disposition of:	0

Sigma-Tau America S.A.

(a)	Amount beneficially owned:	4,065,041

(b)	Percent of class:	5.58%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	4,065,041
(ii)	shared power to vote or to direct the vote:	0
(iii)	sole power to dispose or to direct the disposition of:	4,065,041
(iv)	shared power to dispose or to direct the disposition of:	0

Sigma-Tau Holding America, Inc.

(a)	Amount beneficially owned:	4,065,041

(b)	Percent of class:	5.58%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	4,065,041
(ii)	shared power to vote or to direct the vote:	0
(iii)	sole power to dispose or to direct the disposition of:	4,065,041
(iv)	shared power to dispose or to direct the disposition of:	0

Sigma-Tau Pharmaceuticals, Inc.

(a)	Amount beneficially owned:	4,065,041

(b)	Percent of class:	5.58%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	4,065,041
(ii)	shared power to vote or to direct the vote:	0
(iii)	sole power to dispose or to direct the disposition of:	4,065,041
(iv)	shared power to dispose or to direct the disposition of:	0

Item 5.     Ownership of Five Percent or Less of a Class:

Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7.     Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8.     Identification and Classification of Members of the Group:

Not Applicable

Item 9.     Notice of Dissolution of Group:

Not Applicable

Item 10.  Certification:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 12, 2007
PAOLO CAVAZZA

By: /s/ Antonio Nicolai
       Name: Antonio Nicolai
       Title: proxy holder authorized

Dated: January 12, 2007
CLAUDIO CAVAZZA

By: /s/ Antonio Nicolai
       Name: Antonio Nicolai
       Title: proxy holder authorized

Dated: January 12, 2007
SIGMA-TAU FINANZIARIA SPA

By: /s/ Antonio Nicolai
       Name: Antonio Nicolai
       Title:  Managing Director - proxy holder

Dated: January 12, 2007
SIGMA-TAU INTERNATIONAL S.A.

By: /s/ Don DeLillo
       Name: Don DeLillo
       Title:  Attorney-in-fact

Dated: January 12, 2007
SIGMA-TAU AMERICA S.A.

By: /s/ Don DeLillo
       Name: Don DeLillo
       Title:  Attorney-in-fact

Dated: January 12, 2007
SIGMA-TAU HOLDING AMERICA, INC.

By: /s/ Gregg Lapointe
       Name: Gregg Lapointe
     Title:  Chief Operating Officer

Dated: January 12, 2007
SIGMA-TAU PHARMACEUTICALS, INC.

By: /s/ Gregg Lapointe
       Name: Gregg Lapointe
     Title:  Chief Operating Officer

EXHIBIT INDEX

		Page No.

A.	Joint Filing Agreement dated January 12, 2007 by and among Paolo Cavazza, Claudio Cavazza, Sigma Tau Finanziaria S.p.A., Sigma-Tau Pharmaceuticals, Inc., Sigma Tau America S.A., Sigma-Tau Holding America, Inc. and Sigma Tau International S.A..	17

B.	Power of Attorney, dated January 9, 2007, granted by Messrs. Dominique Audia and Luca Checchinato, directors of Sigma-Tau International S.A., in favor of Messrs. Gregg Lapointe and Don DeLillo	19

C.	Power of Attorney, dated January 9, 2007, granted by Messrs. Dominique Audia and Luca Checchinato, directors of Sigma-Tau America S.A., in favor of Messrs. Gregg Lapointe and Don DeLillo	20

D.	Power of Attorney, dated January 10, 2007, granted by Mr. Paolo Cavazza in favor of Messrs. Antonio Nicolai and Maurizio Terenzi	21

E.	Power of Attorney, dated January 10, 2007, granted by Mr. Claudio Cavazza, President of Sigma-Tau Finanziaria S.p.A., in favour of Messrs. Antonio Nicolai and Maurizio Terenzi	22

F.	Power of Attorney, dated January 10, 2007, granted by Mr. Claudio Cavazza in favor of Messrs. Antonio Nicolai and Maurizio Terenzi	23

EXHIBIT A
JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of DOR BioPharma, Inc. dated as of January 12, 2007 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

Dated: January 12, 2007
PAOLO CAVAZZA

By: /s/ Antonio Nicolai
       Name: Antonio Nicolai
     Title: proxy holder authorized
Dated: January 12, 2007
CLAUDIO CAVAZZA

By: /s/ Antonio Nicolai
       Name: Antonio Nicolai
     Title: proxy holder authorized

Dated: January 12, 2007
SIGMA-TAU FINANZIARIA SPA

By: /s/ Antonio Nicolai
       Name: Antonio Nicolai
     Title: Managing Director - proxy holder

Dated: January 12, 2007
SIGMA-TAU INTERNATIONAL S.A.

By: /s/ Don DeLillo
       Name: Don DeLillo
     Title: Attorney-in-fact

Dated: January 12, 2007
SIGMA-TAU AMERICA S.A.

By: /s/ Don DeLillo
       Name: Don DeLillo
     Title: Attorney-in-fact

Dated: January 12, 2007
SIGMA-TAU HOLDING AMERICA, INC.

By: /s/ Gregg Lapointe
       Name:  Gregg Lapointe
     Title:  Chief Operating Officer

Dated: January 12, 2007
SIGMA-TAU PHARMACEUTICALS, INC.

By: /s/ Gregg Lapointe
       Name: Gregg Lapointe
     Title:  Chief Operating Officer

EXHIBIT B

SIGMA TAU INTERNATIONAL S.A.
Societe Anonyme
Siege social: 18 Avenue de la Porte Neuve L - 2227 Luxembourg
R.C.S. Luxembourg: B 63.626

POWER OF ATTORNEY

We, the undersigned do hereby constitute and appoint each of Gregg Lapointe and Don DeLillo, with full power of substitution, as the true and lawful attorney-in-fact and agent of the undersigned, and authorizes and designates each of the foregoing attorneys-in-fact to sign on behalf of the undersigned, and to file filings and any amendments thereto, with the Securities and Exchange Commission, made by or on behalf of the undersigned in respect of (i) the beneficial ownership of equity securities of DOR BIOPHARMA, INC. held by the undersigned, directly, indirectly or beneficially, pursuant to Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and (ii) the disposition of equity securities of DOR BIOPHARMA, INC. held by the undersigned, directly, indirectly or beneficially, in accordance with Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, including the filing of any Form 144 pursuant to the Securities Act. Each of the undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of each of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d), 13(g) or 16 of the Exchange Act or Rule 144 of the Securities Act.

This Power of Attorney shall remain in full force and effect until withdrawn by the undersigned in a signed writing delivered to each of the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, each of the undersigned has caused this Power of Attorney to be executed as of this 9th day of January, 2007,

SIGMA-TAU INTERNATIONAL S.A.

By: /s/ Dominique Audia
Name: Dominique Audia
Title: Director

By: /s/ Luca Checchinato
Name: Luca Checchinato
Title: Director

EXHIBIT C

Sigma Tau America S.A.
Societe Anonyme
Siege social: 19-21, Boulevard du Prince Henri, L - 1724 Luxembourg
R.C. Luxembourg: B 52 949

POWER OF ATTORNEY

We, the undersigned do hereby constitute and appoint each of Greg Lapointe and Don DeLillo, with full power of substitution, as the true and lawful attorney-in-fact and agent of the undersigned, and authorizes and designates each of the foregoing attorneys-in-fact to sign on behalf of the undersigned, and to file filings and any amendments thereto, with the Securities and Exchange Commission, made by or on behalf of the undersigned in respect of (i) the beneficial ownership of equity securities of DOR BIOPHARMA, INC. held by the undersigned, directly, indirectly or beneficially, pursuant to Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and (ii) the disposition of equity securities of DOR BIOPHARMA, INC. held by the undersigned, directly, indirectly or beneficially, in accordance with Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regualtions thereunder, including the filing of any Form 144 pursuant to the Securities Act. Each of the undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of each of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d), 13(g) or 16 of the Exchange Act or Rule 144 of the Securities Act.

This Power of Attorney shall remain in full force and effect until withdrawn by the undersigned in a signed writing delivered to each of the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, each of the undersigned has caused this Power of Attorney to be executed as of this 9th day of January, 2007.

SIGMA-TAU AMERICA S.A.

By:	/s/ Dominique Audia
Name: Dominique Audia
Title: Director

By:	/s/ Luca Checchinato
Name: Luca Checchinato
Title: Director

EXHIBIT D

The undersigned does hereby constitute and appoint each of Antonio Nicolai and Maurizio Terenzi, with full power of substitution, as the true and lawful attorney-in-fact and agent of the undersigned, and authorizes and designates each of the foregoing attorneys-in-fact to sign on behalf of the undersigned, and to file filings and any amendments thereto, with the Securities and Exchange Commission, made by or on behalf of the undersigned in respect of (i) the beneficial ownership of equity securities of DOR BIOPHARMA, INC. held by the undersigned, directly, indirectly or beneficially, pursuant to Sections 13(d), 13(g) and 16 of the Securities Exchnage Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and (ii) the disposition of equity securities of DOR BIOPHARMA, INC. held by the undersigned, directly, indirectly or beneficially, in accordance with Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, including the filing of any Form 144 pursuant to the Securities Act. Each of the undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of each of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d), 13(g) or 16 of the Exchange Act or Rule 144 or the Securities Act.

This Power of Attorney shall remain in full force and effect until withdrawn by the undersigned in a signed writing delivered to each of the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, each of the undersigned has caused this Power of Attorney to be executed as of this 10th day of January, 2007.

/s/ Paolo Cavazza
PAOLO CAVAZZA

EXHIBIT E

POWER OF ATTORNEY

The undersigned does hereby constitute and appoint each of Antonio Nicolai and Maurizio Terenzi, with full power of substitution, as the true and lawful attorney-in-fact and agent of the undersigned, and authorizes and designates each of the foregoing attorneys-in-fact to sign on behalf of the undersigned, and to file filings and any amendments thereto, with the Securities and Exchange Commission, made by or on behalf of the undersigned in respect of (i) the beneficial ownership of equity securities of DOR BIOPHARMA, INC. held by the undersigned, directly, indirectly or beneficially, pursuant to Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and (ii) the disposition of equity securities of DOR BIOPHARMA, INC. held by the undersigned, directly, indirectly or beneficially, in accordance with Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, including the filing of any Form 144 pursuant to the Securities Act. Each of the undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of each of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d), 13(g) or 16 of the Exchange Act or Rule 144 of the Securities Act.

This Power of Attorney shall remain in full force and effect until withdrawn by the undersigned in a signed writing delivered to each of the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, each of the undersigned has caused this Power of Attorney to be executed as of this 10th day of January, 2007.

SIGMA TAU FINANZIARIA SPA

/s/ Claudio Cavazza
Name: Claudio Cavazza
Title: President

EXHIBIT F

POWER OF ATTORNEY

The undersigned does hereby constitute and appoint each of Antonio Nicolai and Maurizio Terenzi, with full power of substitution, as the true and lawful attorney-in-fact and agent of the undersigned, and authorizes and designates each of the foregoing attorneys-in-fact to sign on behalf of the undersigned, and to file filings and any amendments thereto, with the Securities and Exchange Commission, made by or on behalf of the undersigned in respect of (i) the beneficial ownership of equity securities of DOR BIOPHARMA, INC. held by the undersigned, directly, indirectly or beneficially, pursuant to Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and (ii) the disposition of equity securities of DOR BIOPHARMA, INC. held by the undersigned, directly, indirectly or beneficially, in accordance with Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, including the filing of any Form 144 pursuant to the Securities Act. Each of the undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of each of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d), 13(g) or 16 of the Exchange Act or Rule 144 of the Securities Act.

This Power of Attorney shall remain in full force and effect until withdrawn by the undersigned in a signed writing delivered to each of the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, each of the undersigned has caused this Power of Attorney to be executed as of this 10th day of January, 2007.

/s/ Claudio Cavazza
CLAUDIO CAVAZZA